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D.F. KING & CO., INC.
77 WATER STREET
NEW YORK, NEW YORK 10005

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                          NEW JERSEY STEEL CORPORATION

                                       AT

                               $23 NET PER SHARE

                                       BY

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                 CO-STEEL INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 8, 1998, UNLESS EXTENDED.

                                                               November 28, 1997

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Co-Steel Merger Corporation, a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Co-Steel Inc., a Canadian corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of New Jersey Steel Corporation, a Delaware corporation (the "Company"), at $23 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 28, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclose herewith are copies of the following documents:

        1. Offer to Purchase dated November 28, 1997;

        2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

        3. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to PNC Bank, National Association, c/o First City Transfer Company, the Depositary.
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    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 80% OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES THAT ARE OR WOULD BE VESTED PRIOR TO DECEMBER 31, 1997), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (3) THE REQUIREMENTS OF THE NEW JERSEY INDUSTRIAL SITE RECOVERY ACT HAVING BEEN SATISFIED THROUGH A REMEDIATION AGREEMENT WITH THE NEW JERSEY DEPARTMENT OF ENVIRONMENTAL PROTECTION.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 8, 1998, UNLESS EXTENDED.

    The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

    The Offer is being made pursuant to the Tender Offer Agreement and Agreement and Plan of Merger dated as of November 21, 1997 (the "Merger Agreement"), among Parent, the Purchaser, Von Roll Holding AG and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $23 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by PNC Bank, National Association (the "Depositary"), of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          D.F. KING & CO., INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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